Binding Letter of Intent

THIS BINDING LETTER OF INTENT is dated this 22nd day of December, 2009 (the 'Effective Date')

This letter agreement sets forth our agreement and understanding as to the essential terms of the sale to Strategic Mining Corporation (the "Purchaser") by Ba Dinh Mineral Company Limited (the "Seller") of the Seller's Nat Son Mining Property (the "Business"), located in Nat Son Commune, Hoa Binh Province, Vietnam and engaged in Mineral Exploration. The parties intend this letter of agreement to be binding and enforceable, and that it will inure to the benefit of the parties and their respective successors and assigns.

1. Purchased Assets. At the closing, the Purchaser will purchase substantially 51% of the assets associated with the Nat Son Mining Property, including 102 hectares with 40 year Vietnamese Government land lease, all inventories, all intellectual property, all accounts and notes receivable, all contracts and agreements, all equipment, all legally assignable government permits, and certain documents, files and records containing technical support and other information pertaining to the operation of the Business.

2. Assumed Liabilities. The Purchaser will assume as of the closing date only those liabilities and obligations (i) arising in connection with the operation of the Business by the Purchaser after the closing date, and (ii) arising after the closing date in connection with the performance by the Purchaser of the contracts and agreements associated with the Business.

3. Purchase Price. The purchase price will be $320,000 (USD), payable in cash in immediately available funds on the closing date.

4. Pre-Closing Covenants. The parties will use their reasonable best efforts to obtain all necessary third-party and government consents (including all certificates, permits and approvals required in connection with the Purchaser's operation of the Nat Son Mining Property). The Seller will continue to operate the Business consistent with past practice. The parties agree to prepare, negotiate and execute a purchase agreement which will reflect the terms set forth in this letter agreement, and will contain customary representations and warranties.

5. Conditions to Obligation. The Purchaser and the Seller will be obligated to consummate the acquisition of 90% of the Nat Son Mining Property unless the Purchaser has failed to obtain, despite the parties' reasonable best efforts, all certificates, permits and approvals that are required in connection with Purchaser's operation of the Nat Son Mining Property.

6. Due Diligence. The Seller agrees to cooperate with the Purchaser's due diligence investigation of the Business and to provide the Purchaser and its representatives with prompt and reasonable access to key employees and to books, records, contracts and other information pertaining to the Business (the "Due Diligence Information").

7. Confidentiality; Non-competition. The Purchaser will use the Due Diligence Information solely for the purpose of the Purchaser's due diligence investigation of the Business, and unless and until the parties consummate the acquisition of the Business the Purchaser, its affiliates, directors, officers, employees, advisors, and agents (the Purchaser's "Representatives") will keep the Due Diligence Information strictly confidential. The Purchaser will disclose the Due Diligence Information only to those Representatives of the Purchaser who need to know such information for the purpose of consummating the acquisition of the Business. The Purchaser agrees to be responsible for any breach of this paragraph 7 by any of the Purchaser's Representatives. In the event the acquisition of the Business is not consummated, the Purchaser will return to the Seller any materials containing Due Diligence Information, or will certify in writing that all such materials or copies of such materials have been destroyed. The Purchaser also will not use any Due Diligence Information to compete with the Seller in the event that the acquisition of the Business is not consummated. The provisions of this paragraph 7 will survive the termination of this letter agreement.

8. Employees of the Business. Until the consummation of the acquisition of the Business, or in the event that the parties do not consummate the acquisition of the Business, the Purchaser will not solicit or recruit the employees of the Business.

9. Exclusive Dealing. Until February 10th, 2010, the Seller will not enter into any agreement, discussion, or negotiation with, or provide information to, or solicit, encourage, entertain or consider any inquiries or proposals from, any other corporation, fire or other person with respect to (a) the possible disposition of a material portion of the Property, or (b) any business combination involving the Property, whether by way of merger, consolidation, share exchange or other

transaction. If for any reason the acquisition of the Property is not consummated, and the Seller is unable to enforce the provisions of this letter agreement, the Buyer will pay to the Seller a break-up fee which will equal the sum of $10,000(USD) which shall be deposited with the Seller as a retainer on the effective date. This retainer shall be deducted from the purchase price in paragraph 3 at closing. Note – retainer paid 12/18/2009.

10. Public Announcement. All press releases and public announcements relating to the acquisition of the Business will be agreed to and prepared jointly by the Seller and the Purchaser.

11. Expenses. Subject to the provisions in paragraph 9 of this letter agreement, each party will pay all of its expenses, including legal fees, incurred in connection with the acquisition of the Business.

12. Indemnification: The Seller represents and warrants that the Purchaser will not incur any liability in connection with the consummation of the acquisition of the Business to any third party with whom the Seller or its agents have had discussions regarding the disposition of the Business, and the Seller agrees to indemnify, defend and hold harmless the Purchaser, its officers, directors, stockholders, lenders and affiliates from any claims by or liabilities to such third parties, including any legal or other expenses incurred in connection with the defense of such claims. The covenants contained in this paragraph 12 will survive the termination of this letter agreement.

13. The closing date shall be on or before January 30th, 2010.

IN WITNESS WHEREOF the Parties, by their duly authorized representatives, have signed this Agreement as of the Effective Date.

Ba Dinh Mineral Company Limited
Todd D. Sterck – Director
195/10E Dien Bien Phu
Ward 15, Binh Thanh District
Ho Chi Minh City, Vietnam
License No. 0309554476

Gary Cripps
Strategic Mining Corporation – Director
157 Adelaide St. W.
Suite 702
Toronto, Ontario M5H 4E7
Canada